Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-63299, 333-93345, 333-140103 and 333-177573 on Form S-8 and Registration Statement Nos. 333-11221, 333-67594, 333-227217 and 333-229467 on Form S-3 of our reports dated March 5, 2021, relating to the financial statements of The Marcus Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 5, 2021